Exhibit 99.1

Investor and Media Contact John Bluth Executive Director Corporate Communications & Investor Relations CV Therapeutics, Inc. (650) 384-8850

CV THERAPEUTICS STATEMENT ON UNSOLICITED PROPOSAL FROM ASTELLAS

PALO ALTO, Calif., January 27, 2009 –In light of an announcement made recently by Astellas Pharma Inc., CV Therapeutics, Inc. (Nasdaq: CVTX) confirmed that it had received a letter dated November 13, 2008 from Astellas setting forth an unsolicited proposal by Astellas to acquire CV Therapeutics at a price of $16.00 per share, subject to due diligence, Astellas Board approval and other conditions.

After careful deliberation, with the assistance of its financial and legal advisors, the CV Therapeutics board of directors had, on November 21, 2008, concluded that the Astellas proposal was not in the best interests of CV Therapeutics and its stockholders. Dr. Louis Lange, chairman and chief executive officer of CV Therapeutics, sent a letter dated November 21, 2008 to that effect to Astellas on behalf of the board of directors of CV Therapeutics.

Because Astellas, by its recent announcement, has sought to revive its previously rejected proposal, the CV Therapeutics board of directors will again review developments in the context of the company’s strategic plans and the long-term interests of its stockholders, to pursue the best course of action to maximize long-term value for stockholders. As part of its ongoing review of the current market environment and the recent developments relating to CV Therapeutics, the board of CV Therapeutics concluded that it was in the best interests of CV Therapeutics and its stockholders to extend the expiration date of its shareholder rights plan from February 1, 2009 to February 1, 2010. CV Therapeutics will keep its stockholders advised.

Barclays Capital is serving as financial advisor, and Latham & Watkins LLP is serving as legal counsel, to CV Therapeutics.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa® (ranolazine prolonged-release tablets) is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line anti anginal therapies. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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